                                       PW
                              PREFERRED
                              YIELD
                              FUND II,
                                   L.P.
                        - ANNUAL REPORT 1995 -

                       P W PREFERRED YIELD FUND II, L.P.

                                    CONTENTS




                       Message to Class A Limited Partners

                                       TWO

                              Financial Highlights

                                      THREE

                               The Year in Review

                                      FOUR

                                  Looking Ahead

                                       SIX

                      Answers to Frequently Asked Questions

                                      SEVEN

                    Schedule of Type of Equipment Investments

                                      EIGHT

                              Financial Statements

                                      NINE


                     Management's Discussion and Analysis of
                  Financial Condition and Results of Operations

                                   TWENTY-ONE


                              Partnership Directory

                                   TWENTY-FOUR

                        PW PREFERRED YIELD FUND II, L.P.

                       MESSAGE TO CLASS A LIMITED PARTNERS

                                 APRIL 15, 1996

Dear Limited Partner:

Enclosed is the Annual Report for the year ended December 31, 1995 for PW Preferred Yield Fund II, L.P. Following this letter, you will find highlights of the financial statements, an overview of the industry, a review of the Partnership's performance and audited financial statements for the year ended December 31, 1995.

As of year-end 1995, the Partnership's portfolio consisted of equipment with original purchase prices (including acquisition fees) totalling approximately $35.7 million. All equipment is subject to triple net leases with unaffiliated third party lessees. Based on original acquisition cost, since inception approximately 84% of the equipment acquired has been leased to investment grade companies. At year-end 1995, appraised values for the Partnership's equipment totalled approximately $22.9 million, as determined by an independent equipment appraisal firm. Based upon the Partnership's liquidation methodology, the appraised value of the Partnership's equipment plus the remaining net assets of the Partnership resulted in a year-end estimated annual valuation of $375 per $500 Unit, which is less than the 1994 estimated value of $425 per $500 Unit.

The Partnership plans to continue to purchase equipment pursuant to its reinvestment program and, during 1995, acquired approximately $4.7 million in additional equipment (including acquisition fees). The objective of the reinvestment program is to purchase equipment with the cash generated from existing leases and sales of equipment that is in excess of the Partnership's distribution objective. By successfully reinvesting in additional equipment, the Partnership increases its diversification and maintains a base of newer equipment to offset initial leases expiring and equipment being sold. As of December 31, 1995, the Partnership had acquired approximately $12.5 million of equipment through the reinvestment program. Although the Partnership has not yet acquired any equipment in 1996, new equipment reinvestment is expected.

During 1995, investors received distributions totalling $55 per $500 Unit. Assuming an investor was admitted in the Partnership's first closing, cumulative cash distributions received through year-end 1995 totalled approximately $172 per $500 Unit. These distributions have been substantially tax-deferred, primarily as a result of deductions for depreciation. The capital equipment owned by the Partnership are depreciating assets and the ultimate value received at the time of the sale of the equipment will be less than the original cost. Therefore, a portion of each distribution during the life of the Partnership will constitute a return of capital. While cash distributions have met the Partnership's original distribution objective of 11%, the overall return is highly correlated to both lease rates and the ultimate value of the equipment at the time of sale. Consequently, an investor's total return on investment can only be calculated at the completion of the Partnership after all cash flows from the re-leasing and sale of the equipment are received.

We believe that in 1996 the Partnership will generate sufficient cash flow from operations and sales of equipment upon lease expiration to meet the Partnership's distribution objective as well as generate cash for reinvestment in additional equipment.

Please feel free to call the Partnership at (800) 877-2394 with any questions you have regarding your investment.

Very truly yours,

/s/ Gary D. Engle                          /s/ Stephen R. Dyer
Gary D. Engle                              Stephen R. Dyer
Director                                   President
AFG Leasing VII, Inc., General Partner of General Equipment Management II, Inc. Pembroke Financial Limited Partnership

                                       TWO

                        PW PREFERRED YIELD FUND II, L.P.


                              FINANCIAL HIGHLIGHTS

                     (IN THOUSANDS, EXCEPT PER UNIT AMOUNTS)

                                                                                       As of December 31, 1992 or for
                                                                                      the Period from the Commencement
                                                 As of December 31 or                 of Operations (November 16, 1992)
                                            For the Year Ended December 31                through December 31, 1992
- ----------------------------------------------------------------------------------------------------------------------
OPERATING RESULTS                        1995            1994            1993
Total Rental Revenue(1)                $  8,272        $  8,304        $  6,158                  $     509
Net Income                                  684           1,247           1,050                        113
Distributions                             3,474           3,437           2,800                        202

PER UNIT RESULTS
Net Income(2)                              3.31           13.96           15.32                       3.20
Distributions(3)                          55.00           55.00           55.00                       6.87

FINANCIAL POSITION
Total Assets                             21,067          23,852          23,979                     16,938
Total Partners' Equity(4)                20,221          23,012          23,298                     16,691

(1) Total Rental Revenue includes net loss on sales and dispositions of equipment of $101,317 and $50,498 for the years ended December 31, 1995 and 1994, respectively, and net gain on sale of equipment of $14,428 for the year ended December 31, 1993.

(2) Net income is calculated based upon the weighted average number of Units of Class A limited partnership interest outstanding.

(3) Distribution amounts are reflected during the period in which the cash for the distributions was generated and a substantial portion of each distribution is a return of capital. Distribution amounts shown are applicable to limited partners admitted in the initial closing.

(4) Total Partners' Equity is increased by net income and capital contributions to the Partnership, net of syndication costs, and is reduced by distributions to the partners.

Total rental revenue for 1995 was $8.27 million, a decrease of approximately $48,000, or 1%, from 1994 revenues. Revenues decreased primarily as a result of the equipment whose leases expired (and that were either sold, renewed at lower rates or returned) not being fully replaced by revenues from new equipment leases. The Partnership generated net income of approximately $684,000 in 1995, as compared to approximately $1.25 million from the prior year. The principal reason for the decrease in net income was the provisions for equipment impairment ($716,000) and bad debts ($75,000) provided during 1995, which exceeded the amount provided during 1994. As a result of these provisions total expenses for 1995 increased $532,000, or 7.5% to approximately $7.59 million.


                                      THREE

                        PW PREFERRED YIELD FUND II, L.P.

                               THE YEAR IN REVIEW

                                INDUSTRY OVERVIEW

The equipment leasing industry continues to be highly competitive. Among the many existing and potential competitors are equipment manufacturers, equipment dealers and brokers, leasing companies and financial institutions. Many offer additional services such as maintenance services, warranty services, purchase rights and trade-in privileges. On January 3, 1996, American Finance Group ("AFG"), the Equipment Manager of the Partnership and an affiliate of the Managing General Partner, executed an agreement with PLMInternational, Inc. ("PLM"), a Delaware corporation, whereby PLM purchased (i) AFG's lease origination business and associated contracts, (ii) the rights to the name "American Finance Group" and associated logo and (iii) certain furniture, fixtures and computer software. Accordingly AFG and its affiliates, now operating under the name of Equis Financial Group, retain ownership and control and all authority and rights with respect to each of the general partners of the Partnership and all other equipment leasing programs managed by AFG. The affiliates of the Equis Financial Group will continue to provide asset management services to the Partnership.

In addition to industry competition, the ultimate rate of return on leasing equipment is dependent in part on the general level of interest rates at the time the leases are originated. Because leasing is an alternative to financing equipment purchases with debt, lease rental rates tend to move with, but lag, interest rates. Interest rates of U.S. Treasury Notes generally increased during 1994, creating a slight increase in lease rental rates during this period. However, interest rates generally declined in 1995, although the rate of decline slowed in the second half of the year. Because of the interest rate/lease rate correlation mentioned above, lease rental rates on new acquisitions in 1995 reflected this declining interest rate environment.


        INTEREST RATE MOVEMENTS: HISTORICAL YIELD OF U.S. TREASURE NOTES
                          TWO AND FIVE YEAR MATURITIES

                          [Customer must supply copy.
                   Not enough information to complete table]


                                      FOUR

                        PW PREFERRED YIELD FUND II, L.P.



                               EQUIPMENT PORTFOLIO

As of December 31, 1995, the Partnership owned equipment with original acquisition prices (including acquisition fees) totalling approximately $35.7 million. The Partnership acquired approximately $4.7 million of such equipment in the year ended December 31, 1995 from cash generated from operations and sales in excess of the Partnership's distribution objective (i.e., through the reinvestment program). Reinvestment in additional equipment increases the size and diversity, while reducing the average age, of the equipment portfolio. Since inception, the Partnership has purchased approximately $39.5million in equipment, of which approximately $12.5 million of such equipment was acquired pursuant to the reinvestment program.

One of the objectives of the Partnership is to continue to diversify its lessee base. The Partnership is not dependent on any one of its existing lessees for future business and, at year-end 1995, the Partnership's most significant lessee constituted 12% of total rental revenue. At year-end 1995, the Partnership had leased equipment to 37 different companies.

The credit quality of the portfolio remains strong. Approximately 84% of the Partnership's equipment since inception was leased to investment grade lessees or lessees that are operating subsidiaries of entities that are investment grade companies. An investment grade lessee is a company with a credit rating of no less than Baa, as determined by Moody's Investment Services, Inc., or a comparable credit rating as determined by another nationally recognized credit rating agency.

               CUMULATIVE EQUIPMENT ACQUISITIONS AND DISPOSITIONS
                                  IN MILLIONS

                          [Customer must supply copy.
                   Not enough information to complete table]


                           ESTIMATED ANNUAL VALUATION

The estimated annual valuation is based upon an independent appraisal, which takes the present value of both the future contracted lease payments and the projected residual values of the equipment. Once the appraised value is provided to the General Partners, the General Partners calculate an estimated annual value per Unit by taking into account the remaining net assets from the balance sheet plus the allocation and distribution provisions of the Partnership Agreement. As of December 31, 1995, the estimated annual valuation was $375 per $500 Unit. Because the equipment are depreciating assets, the estimated value of Units is expected to continue to decrease each year as distributions are paid to partners and the equipment portfolio matures.


                                      FIVE

                        PW PREFERRED YIELD FND II, L.P.

It is important to note, however, that the estimated annual valuation of $375 per $500 Unit does not necessarily represent a price that actually could be realized if interests in the Partnership were sold today, or, because of the appraisal methodology, the total benefits available if a limited partner holds his Units through the life of the Partnership. Similarly, this value does not necessarily represent the amount an investor would have received if the Partnership had liquidated at year-end, nor does it take into account any discount to reflect that there is no public market for Units.

         CUMULATIVE CASH DISTRIBUTIONS AND ESTIMATED ANNUAL VALUATIONS

                          [Customer must supply copy.
                   Not enough information to complete table]

As you are aware, the Partnership Units were designed for long-term investment. While the values for most other securities are generally obtained by looking at market trading prices as quoted on the stock exchanges, the Units are not traded on any organized stock exchange and only a limited number of shares change hands during the year. As a result, prices obtained from isolated secondary market transactions, if any, may not be a reliable indicator of the value of a Unit in the Partnership.

The General Partners are aware that, pursuant to the regulations of the Internal Revenue Service (the "IRS"), custodians of Individual Retirement Accounts ("IRAs") annually provide to the IRSand IRA holders year-end estimated values for securities held in their clients' IRAs. Some custodians may choose to meet this obligation by obtaining estimated values of limited partnership interests from a third party valuation firm, which estimates may differ from the estimated annual valuation reported in this Annual Report due to, among other things, differences in methodology. Further, independent valuation firms may discount their values to account for a lack of marketability, lack of control and other relevant factors to arrive at their third party estimated values. Investors should discuss with their custodian any questions about estimates of value communicated by that custodian.

                                  LOOKING AHEAD

The General Partners believe that the Partnership will generate sufficient cash flow from operations during 1996 to enable the Partnership to meet current operating requirements, to fund monthly cash distributions to the Class A limited partners at an annualized rate of 11% on their capital contributions, to fund cash distributions to the Class B limited partner at an annualized rate of 10% on its capital contributions and to provide excess cash for reinvestment. The Partnership plans to acquire additional equipment during the Reinvestment Period (which will end no later than 2000). Reinvestment impacts the ultimate performance of the Partnership by increasing the diversity, reducing the average age of the equipment portfolio and helps to offset the effects of equipment sales.


                                      SIX

                        PW PREFERRED YIELD FUND II, L.P.



                      ANSWERS TO FREQUENTLY ASKED QUESTIONS

1. WHY IS AN INVESTOR'S ORIGINAL CAPITAL RETURNED CONTINUOUSLY AND NOT AT THE TERMINATION OF THE PARTNERSHIP AS IT WOULD AT THE MATURITY OF A BOND?

    Since the equipment owned by the Partnership are depreciating assets and will be sold for less than their acquisition cost, lease payments to the Partnership reflect both a return on and return of capital. The Partnership is reinvesting a portion of the capital returned and distributing a portion, which is included in each monthly distribution. Thus, principal is returned continuously throughout the life of the Partnership with each monthly cash distribution and not in total upon termination.

2. DO YOU ANTICIPATE A REDUCTION IN THE 11% CASH DISTRIBUTION DURING THE NEXT YEAR?

    No, the General Partners believe that a reduction in the distribution rate is remote. The Partnership will continue to generate sufficient cash flow from operations to pay cash distributions (comprised of income and capital) to the Class A limited partners at an annualized rate of 11% during the next year. In 1995, for example, cash distributions declared by the Partnership were approximately $3.5 million while net cash provided by operating activities was approximately $7.6 million and cash from the sale of equipment was approximately $746,000. As discussed in this Annual Report, the excess cash flow is anticipated to be utilized by the Partnership to acquire additional equipment pursuant to the reinvestment program, which will end no later than 2000.

3. WHY IS MY INVESTMENT IN THE PARTNERSHIP APPRAISED AT A LOWER AMOUNT THAN LAST YEAR?

    The equipment owned by the Partnership are depreciating assets, since the equipment will over time be worth less as it is utilized by the lessee. As discussed above, distributions generated from the rental payments of the assets include a return of an investor's original capital as well as a return on investment. At the end of every year the Partnership has the equipment appraised and this valuation is used to calculate the estimated annual valuation per Unit. As of December 31, 1995, the estimated annual valuation was $375 per $500 Unit, which is down from $425 per $500 Unit at the end of 1994.

4. WHEN IS THE PARTNERSHIP LIKELY TO TERMINATE?

    While the Partnership is required to dissolve and distribute all of its assets no later than December 31, 2005, the General Partners anticipate that all equipment will be sold and the Partnership will be liquidated by late 2003. During the reinvestment period (which will end no later than 2000), the Partnership acquires additional equipment with available cash flow in excess of the current distribution rate (11% and 10%, respectively, of contributed capital to the Class A and Class B limited partners). After the reinvestment period ends, all available cash flow in excess of the current distribution rate will be distributed to the limited partners in accordance with the allocation provisions of the Partnership Agreement.


                                      SEVEN

                        PW PREFERRED YIELD FUND II, L.P.


                    SCHEDULE OF TYPE OF EQUIPMENT INVESTMENTS
                       AS OF DECEMBER 31, 1995 (UNAUDITED)

EQUIPMENT TYPE                                               ORIGINAL COST                           % OF PORTFOLIO
- -------------------------------------------------------------------------------------------------------------------
Materials Handling                                             $12,640,501                                35%

Construction and Mining                                          4,870,081                                14

Transportation                                                   3,445,627                                10

Medical, Research and Testing                                    2,164,566                                 6

Manufacturing Testing                                              611,600                                 2

Computers and Printers                                           6,355,667                                18

Retail Sales                                                     2,893,144                                 8

Tele-Communication                                               1,953,611                                 5

Furniture and Fixtures                                             739,632                                 2


- -------------------------------------------------------------------------------------------------------------------
TOTAL                                                          $35,674,429                               100.00%
- -------------------------------------------------------------------------------------------------------------------





                                      EIGHT

                        PW PREFERRED YIELD FUND II, L.P.





                              FINANCIAL STATEMENTS




                                 BALANCE SHEETS

                                       TEN

                              STATEMENTS OF INCOME

                                     ELEVEN

                         STATEMENTS OF PARTNERS' EQUITY

                                     TWELVE

                            STATEMENTS OF CASH FLOWS

                                    THIRTEEN

                          NOTES TO FINANCIAL STATEMENTS

                                    FOURTEEN

                        REPORT OF INDEPENDENT ACCOUNTANTS

                                     TWENTY





                                      NINE

                        PW PREFERRED YIELD FUND II, L.P.

                                 BALANCE SHEETS

                           DECEMBER 31, 1995 AND 1994

                                                                                      1995                1994
- -------------------------------------------------------------------------------------------------------------------
ASSETS
Cash and cash equivalents                                                         $  1,141,970       $      906,848

Rent and other receivables, net of allowance for doubtful
   accounts of $75,000 at December 31, 1995                                            678,135              418,308

Equipment subject to operating leases, net of accumulated depreciation of
   $15,875,879 and $11,362,651 at December 31, 1995 and 1994, respectively, and allowances for equipment impairment of $568,737 and $100,000 at December
   31, 1995 and 1994, respectively. (Note 4)                                        19,229,813           22,500,484

Organization costs                                                                      17,233               26,633
- -------------------------------------------------------------------------------------------------------------------
      Total Assets                                                              $   21,067,151       $   23,852,273
- -------------------------------------------------------------------------------------------------------------------

LIABILITIES AND PARTNERS' EQUITY
Liabilities:
   Accounts payable and accrued liabilities                                     $       84,590       $       57,428
   Payables to affiliates (Note 5)                                                     308,658              181,066
   Deferred rental income                                                              133,476              283,177
   Distributions payable to partners                                                   319,084              319,084
- -------------------------------------------------------------------------------------------------------------------
      Total Liabilities                                                                845,808              840,755
- -------------------------------------------------------------------------------------------------------------------

Commitments and Contingencies (Note 9)
Partners' Equity:
   General Partners                                                                    530,336              281,500
   Limited Partners
      Class A (54,027 Units outstanding at December 31, 1995
         and 1994, respectively)                                                    17,381,975           20,174,448
      Class B                                                                        2,309,032            2,555,570
- -------------------------------------------------------------------------------------------------------------------
         Total Partners' Equity                                                     20,221,343           23,011,518
- -------------------------------------------------------------------------------------------------------------------
            Total Liabilities and Partners' Equity                              $   21,067,151       $   23,852,273
- -------------------------------------------------------------------------------------------------------------------





   The accompanying notes are an integral part of these financial statements.

                                       TEN

                        PW PREFERRED YIELD FUND II, L.P.

                              STATEMENTS OF INCOME

              FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

                                                                     1995               1994              1993
- -------------------------------------------------------------------------------------------------------------------
REVENUE:
   Rentals from operating leases                                  $ 8,273,480        $ 8,321,093        $ 6,110,416
   Net (loss) gain on sale of equipment                              (101,317)           (50,498)            14,428
   Interest income                                                     99,613             33,243             33,461
- -------------------------------------------------------------------------------------------------------------------
                                                                    8,271,776          8,303,838          6,158,305
- -------------------------------------------------------------------------------------------------------------------
EXPENSES:
   Depreciation and amortization                                    6,326,322          6,510,212          4,768,534
   Management and disposition fees (Note 5)                           369,160            361,259            273,877
   Provisions for equipment impairment and bad debts                  791,000            100,000                  -
   General and administrative (Note 5)                                101,763             84,964             65,746
- -------------------------------------------------------------------------------------------------------------------
                                                                    7,588,245          7,056,435          5,108,157
- -------------------------------------------------------------------------------------------------------------------
NET INCOME                                                        $   683,531        $ 1,247,403        $ 1,050,148
- -------------------------------------------------------------------------------------------------------------------
NET INCOME ALLOCATED:
   To the General Partners                                        $   422,521        $   350,087        $   265,638
   To the Class A Limited Partners                                    179,012            745,880            667,810
   To the Class B Limited Partner                                      81,998            151,436            116,700
- -------------------------------------------------------------------------------------------------------------------
                                                                  $   683,531        $ 1,247,403        $ 1,050,148
- -------------------------------------------------------------------------------------------------------------------
NET INCOME PER WEIGHTED AVERAGE NUMBER
   OF UNITS OF CLASS A LIMITED PARTNER
   INTEREST OUTSTANDING                                           $      3.31        $    13.96         $     15.32
- -------------------------------------------------------------------------------------------------------------------
WEIGHTED AVERAGE NUMBER OF UNITS OF
   CLASS A LIMITED PARTNER INTEREST
   OUTSTANDING                                                         54,027            53,447              43,604
- -------------------------------------------------------------------------------------------------------------------



   The accompanying notes are an integral part of these financial statements.


                                     ELEVEN

                        PW PREFERRED YIELD FUND II, L.P.

                         STATEMENTS OF PARTNERS' EQUITY

              FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

                                                            CLASS A          CLASS B       ORIGINAL
                                           GENERAL          LIMITED          LIMITED        LIMITED
                                          PARTNERS         PARTNERS          PARTNER        PARTNER       TOTAL
- -------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1992               $ (10,391)      $14,930,182        $1,771,520     $  100       $16,691,411
   Withdrawal of Original
      Limited Partner                            -                 -                 -       (100)             (100)

   Capital contributions                         -         8,314,500         1,022,543          -         9,337,043

   Commissions and expenses
      paid in connection with the
      sale of Class A Limited
      Partnership Units                     (9,811)         (849,887)         (121,413)         -          (981,111)

   Net income                              265,638           667,810           116,700          -         1,050,148

   Distributions declared to partners     (139,984)       (2,396,067)         (263,618)         -        (2,799,669)
- -------------------------------------------------------------------------------------------------------------------

Balance, December 31, 1993                 105,452        20,666,538         2,525,732          -        23,297,722

   Capital Contributions                         -         1,895,500           231,098          -         2,126,598

   Commissions and expenses
      paid in connection with the
      sale of Class A Limited
      Partnership Units                     (2,237)         (193,753)          (27,679)         -          (223,669)

   Net income                              350,087           745,880           151,436          -         1,247,403

   Distributions declared to partners     (171,802)       (2,939,717)         (325,017)         -        (3,436,536)
- -------------------------------------------------------------------------------------------------------------------

Balance, December 31, 1994                 281,500        20,174,448         2,555,570          -        23,011,518

   Net income                              422,521           179,012            81,998          -           683,531

   Distributions declared to partners     (173,685)       (2,971,485)         (328,536)         -        (3,473,706)
- -------------------------------------------------------------------------------------------------------------------

Balance, December 31,1995                $ 530,336       $17,381,975        $2,309,032     $    -       $20,221,343
- -------------------------------------------------------------------------------------------------------------------


   The accompanying notes are an integral part of these financial statements.

                                     TWELVE

                        PW PREFERRED YIELD FUND II, L.P.


                            STATEMENTS OF CASH FLOWS

              FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

                                                                     1995               1994                1993
- -------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income                                                   $     683,531       $  1,247,403       $  1,050,148
   Adjustments to reconcile net income to net
     cash provided by operating activities:
       Depreciation and amortization                                6,326,322          6,510,212          4,768,534
       Provision for equipment impairment                             716,000            100,000                  -
       Provision for bad debts                                         75,000                  -                  -
       Loss (gain) on sale of equipment                               101,317             50,498            (14,428)
       Change in assets and liabilities:
         Rent and other receivables                                  (286,327)           275,781           (613,478)
         Accounts payable and accrued liabilities                      27,162             15,035             15,895
         Payables to affiliates                                       127,592            136,616              8,990
         Deferred rental income                                      (149,701)           (14,986)           256,277
- -------------------------------------------------------------------------------------------------------------------
               Net cash provided by operating activities            7,620,896          8,320,559          5,471,938
- -------------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Proceeds from sale and disposition of equipment                    746,371            235,079            315,736
   Purchases of equipment on operating leases                      (4,658,439)        (6,926,079)       (11,188,939)
- -------------------------------------------------------------------------------------------------------------------

      Net cash used in investing activities                        (3,912,068)        (6,691,000)       (10,873,203)
- -------------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Partners' capital contributions                                          -          2,126,598          9,337,043
   Withdrawal of Original Limited Partner                                   -                  -               (100)
   Commissions and expenses paid in connection
     with the sale of Class A Limited Partner Units                         -           (223,669)          (981,111)
   Cash distributions paid to partners                             (3,473,706)        (3,413,848)        (2,646,567)
- -------------------------------------------------------------------------------------------------------------------
      Net cash (used in) provided by financing activities          (3,473,706)        (1,510,919)         5,709,265
- -------------------------------------------------------------------------------------------------------------------

NET INCREASE IN CASH AND CASH EQUIVALENTS                            235,122            118,640             308,000

CASH AND CASH EQUIVALENTS
   AT BEGINNING OF PERIOD                                            906,848            788,208             480,208
- -------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD                      $  1,141,970        $   906,848        $    788,208
- -------------------------------------------------------------------------------------------------------------------


   The accompanying notes are an integral part of these financial statements.

                                    THIRTEEN

                        PW PREFERRED YIELD FUND II, L.P.



                          NOTES TO FINANCIAL STATEMENTS

                                DECEMBER 31, 1995

1.   ORGANIZATION OF THE PARTNERSHIP

PW Preferred Yield Fund II, L.P., a Delaware limited partnership (the "Partnership"), was formed on October 1, 1991 for the purpose of acquiring and leasing equipment. The Partnership is acquiring, on an all-cash basis, a portfolio of equipment subject to triple net leases (i.e. repairs, insurance and taxes are paid by the lessees) with unaffiliated third parties.

Pembroke Financial Limited Partnership, a Massachusetts limited partnership (the "Managing General Partner") and General Equipment Management II, Inc., a Delaware corporation (the "Administrative General Partner") are the General Partners of the Partnership. The Managing General Partner is affiliated with American Finance Group ("AFG"), a Massachusetts general partnership, which acts as Equipment Manager for the Partnership. The Administrative General Partner is a wholly-owned subsidiary of Paine Webber Group Inc. PYB Limited Partnership, a Massachusetts limited partnership, is the Class B Limited Partner ("Class B Limited Partner"). AFG acquired all of the equity ownership interest in PYB Limited Partnership as of November 1, 1993.

Upon formation of the Partnership, the General Partners each contributed $500 to the capital of the Partnership. On September 10, 1992, the Partnership commenced a "best efforts" offering of 200,000 Units of Class A Limited Partner Interest ("Units") at $500 per Unit ($100,000,000). The Partnership held its sixth and final closing on July 26, 1994 and the offering was terminated. Pursuant to the offering, the Partnership received $27,013,500 of gross offering proceeds from the sale of 54,027 Units of which $1,895,500, $8,314,500 and $16,803,500 were received during 1994, 1993 and 1992, respectively. The Partnership incurred $3,260,594 of commissions and other offering expenses in connection with the sale of these Units, thus receiving $23,752,906 of net offering proceeds.

The Class B Limited Partner was required to contribute cash to the Partnership in an amount equal to 12.5% of the aggregate purchase price of the equipment purchased with the net offering proceeds received from the sale of Units and the cash contributed by the Class B Limited Partner. The Class B Limited Partner contributed $231,098, $1,022,543 and $2,031,736 during 1994, 1993 and 1992, respectively, to fulfill its obligation.

The Partnership conducted no activities and recognized no profits or losses prior to the initial closing for the sale of Units on November 16, 1992, at which time the Partnership commenced operations. The Partnership used the contributed capital and reinvested cash flow to purchase a total of $4,658,439, $6,926,079 and $11,188,939 of equipment during 1995, 1994 and 1993, respectively (inclusive of related acquisition fees, structuring fees and expense allowances). Additional equipment will be acquired by the Partnership during 1996 and in future years during the reinvestment period (which will end in either 1999 or 2000, at the General Partners' discretion).

2.   SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION The Partnership maintains its accounting records, prepares financial statements and files its tax returns on the accrual basis of accounting. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS The Partnership invests working capital and cash flow from operations, prior to its distribution to the partners or its reinvestment in additional equipment, in short-term, highly liquid investments. These investments are recorded at amortized cost, which approximates fair market value.

For purposes of the balance sheets and the statements of cash flows, the Partnership considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

OPERATING LEASES Rentals from operating leases are recognized on a straight-line basis over the term of the lease. Equipment on operating leases is stated at cost, including the acquisition and structuring fees paid to the General Partners (see Note 5), less accumulated depreciation. Depreciation is calculated on a straight-line basis over the lease term, ranging from two to seven years, to an amount equal to the equipment's estimated residual value at the lease termination date. Residual values are determined at lease inception based on the estimated value of the Partnership's leased equipment at lease termination, as determined by the Managing General Partner. In estimating residual values, the Managing General Partner considers independent appraisals and other circumstances regarding the equipment and the lessee. Thereafter, the Managing General Partner re-evaluates residual estimates each accounting period. Any declines in the residual estimates are generally recorded through prospective additional depreciation charges during the remaining lease term. Additionally, if the Managing General Partner believes the value of an item of equipment has been other than temporarily impaired, an

                                    FOURTEEN

                        PW PREFERRED YIELD FUND II, L.P.


allowance for equipment impairment will be provided to the extent of such loss in value.

IMPACT OF FUTURE ADOPTION OF RECENTLY ISSUED ACCOUNTING STANDARDS The Financial Accounting Standards Board recently issued FASB 121, "Accounting for the Impairment of Long-lived Assets and Long-lived Assets to be Disposed of " ("FAS 121"). FAS 121 requires companies to review their long-lived assets, such as the Partnership's leased equipment, and certain identifiable intangibles for impairment whenever events and changes in circumstances indicate that the carrying value of a long-lived asset may not be recoverable. The Partnership will be required to adopt the provisions of FAS 121 as of January 1996. The Partnership believes that based upon current operations and current methods used to evaluate declines in market value, the future adoption of FAS 121 will not have a material impact on the Partnership's financial position or results of operations.

ORGANIZATION COSTS Organization costs are being amortized using the straight-line method over a period of five years.

DEFERRED RENTAL INCOME Lease revenues received but not yet earned are deferred and recognized as income when earned.

INCOME TAXES No provision for income taxes has been made in the financial statements because taxes on Partnership income are the responsibility of the individual partners rather than the Partnership.

NET INCOME PER UNIT OF CLASS A LIMITED PARTNER INTEREST The net income per Unit of Class A Limited Partner Interest is computed by dividing the net income allocated to the Class A Limited Partners by the weighted average number of Units of Class A Limited Partner Interest outstanding during the period.

3.   PARTNERSHIP ALLOCATIONS

CASH DISTRIBUTIONS

Cash distributions, other than liquidating distributions, will be distributed 5% to the General Partners and 95% to the Class A Limited Partners and the Class B Limited Partner (collectively, the "Limited Partners"). The 95% distributed to the Limited Partners will generally be allocated between the Class A Limited Partners and the Class B Limited Partner in the manner set forth in the following table.

                                               CLASS A     CLASS B
                                               LIMITED     LIMITED
                                              PARTNERS     PARTNER    REINVESTED
- --------------------------------------------------------------------------------
1. DURING THE REINVESTMENT
   PERIOD (WHICH WILL END IN
   1999 OR 2000):

(A)Until the Class A Limited
   Partners have received an
   11% annualized, cumulative
   distribution on their capital
   contributions                                100.0%        --           --

(B)Cash remaining after (A)
   above and until the Class B
   Limited Partner has received
   a 10% annualized distri-
   bution on its capital
   contributions                                 --          100.0%        --

(C)Cash remaining after (B)
   above is to be reinvested
   in additional equipment                       --           --          100.0%

2. AFTER THE REINVESTMENT PERIOD:

(A)Until the Class A Limited
   Partners have received an
   11% annualized,
   cumulative distribution on
   their capital contributions                  100.0%        --           --

(B)Cash remaining after (A)
   above and until the Class
   B Limited Partner has
   received a 10% annualized
   distribution on its capital
   contributions                                 --          100.0%        --

(C)Cash remaining after (B)
   above and until the Class
   A Limited Partners receive
   a return of their capital
   contributions, plus a 9%
   annual, cumulative
   distribution compounded
   quarterly on their adjusted
   capital contributions ("Payout")              87.5%        12.5%        --

(D)Cash remaining after (C)
   above and until the Class B
   Limited Partner has received
   any previously undistributed
   portion of its 10% annualized
   distribution on its capital
   contributions                                 --          100.0%        --

(E)Cash remaining after (D)
   above and until the Class B
   Limited Partner achieves
   Payout                                        12.5%        87.5%        --

(F)Cash remaining after
   (E) above                                     75.0%        25.0%        --

                                    FIFTEEN

                        PW PREFERRED YIELD FUND II, L.P.



Upon liquidation of the Partnership, cash available for distribution will be distributed in accordance with the partners' capital accounts after all allocations of profits and losses.

PROFITS AND LOSSES

Profits (not including the special allocations discussed below) are first allocated to offset current and prior year losses, if any. Remaining profits are then allocated among the partners in the same manner that cash distributions are allocated, or would be allocated (as set forth above) if cash distributions were equal to the allocable profits.

Losses (not including the special allocations discussed below) are first allocated to offset current and prior year profits and then 1% to the General Partners and 99% to the Limited Partners. The 99% allocated to the Limited Partners will be shared 87.5% to the Class A Limited Partners and 12.5% to the Class B Limited Partner.

There are several special allocation provisions included in the Partnership agreement of which the two most significant are as follows: First, commissions and expenses paid in connection with the sale of Units ("Offering Costs") are allocated 1% to the General Partners and 99% to the Limited Partners. The 99% allocated to the Limited Partners will be shared 87.5% to the Class A Limited Partners and 12.5% to the Class B Limited Partner. Second, depreciation with respect to the equipment and any losses resulting from the sale of equipment are allocated 1% to the General Partners and 99% to the Limited Partners, until the cumulative amount of depreciation and losses so allocated to the Limited Partners equal their aggregate capital contributions, net of allocated Offering Costs. The 99% allocated to the Limited Partners will be shared by the Class A Limited Partners and the Class B Limited Partner in proportion to their respective capital contributions net of allocated Offering Costs. The General Partners will also be specially allocated items of income to offset their 1% allocation of these two items.

4.   EQUIPMENT ON OPERATING LEASES

The following schedule provides an analysis of the Partnership's investment in equipment on operating leases as of December 31, 1995 and 1994:

                                               1995                     1994
- -------------------------------------------------------------------------------
Industrial equipment                       $ 23,732,375            $ 22,368,121
Business equipment                           11,942,054              11,595,014
- -------------------------------------------------------------------------------
                                             35,674,429              33,963,135
Less: Accumulated depreciation              (15,875,879)            (11,362,651)
      Allowance for equipment
      impairment                               (568,737)               (100,000)
- -------------------------------------------------------------------------------
                                           $ 19,229,813            $ 22,500,484
- -------------------------------------------------------------------------------


Industrial equipment includes materials handling (approximately 35%), construction and mining (approximately 14%), transportation (approximately 10%), medical and research (approximately 6%) and manufacturing testing equipment (approximately 2%). Business equipment includes computers and computer-related equipment (approximately 18%) retail sales equipment (approximately 8%) and telecommunications equipment (approximately 5%) and furniture and fixtures (approximately 2%), (all percentages based upon total original equipment purchase price). Business equipment owned by the Partnership is limited to approximately 60% of the value of the Partnership's total equipment.

Activity relating to the allowance for equipment impairment was as follows:

                                                  1995                1994
- -------------------------------------------------------------------------------
Allowance, beginning of period                  $  100,000            $     -
Provision for equipment
   impairment                                      716,000              100,000
Dispositions                                      (247,263)                 -
- -------------------------------------------------------------------------------
Balance, end of period                          $  568,737            $ 100,000
- -------------------------------------------------------------------------------

SIGNIFICANT LESSEES

The Partnership's equipment is primarily leased to lessees that are investment grade lessees or are operating subsidiaries of entities that are investment grade companies. Revenue from major individual lessees, which accounted for greater than 10% of the Partnership's total rental revenue during 1995, 1994 and 1993 is as follows:


                       PERCENTAGE OF TOTAL RENTAL REVENUE
LESSEE                      1995      1994      1993
- -------------------------------------------------------------------------------
General Motors              12.0%     11.5%         -%
New York Life Insurance Co.     -         -    12.03
Diamond Shamrock                -         -    11.04
Ford Motor Company              -         -    10.04

MINIMUM FUTURE RENTALS

The following is a schedule by years of minimum future rentals on operating leases as of December 31, 1995:

         YEAR ENDING
         DECEMBER 31,
         -----------------------------------
         1996                   $  6,295,514
         1997                      4,215,285
         1998                      2,020,775
         1999                      1,122,128
         2000                        225,228
         Thereafter                   34,647
         -----------------------------------
                                $ 13,913,577
         -----------------------------------



                                    SIXTEEN

                        PW PREFERRED YIELD FUND II, L.P.


5.   TRANSACTIONS WITH AFFILIATES

ORGANIZATIONAL AND OFFERING STAGE

SALES COMMISSIONS The Sales Agent, an affiliate of the Administrative General Partner, received sales commissions of 7.0% of gross offering proceeds from the sale of Units, which aggregated, $132,685 and $582,015 during 1994 and 1993, respectively. $1,280 was reimbursed by the Sales Agent to investors who made investments of more than $250,000 and to employees of the Sales Agent during 1993. No sales commissions were paid or accrued during 1995.

FINANCIAL ADVISORY Fee The Sales Agent, an affiliate of the Administrative General Partner, received a fee of 1.5% of gross offering proceeds from the sale of Units as compensation for financial advisory services rendered in connection with the offering of the Units. Fees of $28,433 and $124,718 were paid during 1994 and 1993, respectively. No financial advisory fees were paid or accrued in 1995.

NON-ACCOUNTABLE ORGANIZATIONAL AND OFFERING EXPENSES REIMBURSEMENT The Managing General Partner received $62,551 and $274,378 as a reimbursement for expenses incurred in connection with the organization of the Partnership and the offering of the Units during 1994 and 1993, respectively. Of these amounts, $16,629 was paid to the Sales Agent as a marketing fee in 1993. No such amounts were paid or accrued during 1995.

ACQUISITION AND OPERATING STAGES

ACQUISITION OF EQUIPMENT The Partnership acquired, on an all-cash basis, equipment from AFG, an affiliate of the Managing General Partner, at aggregate purchase prices of $4,522,756, $6,728,462 and $10,889,799 (not including the acquisition and structuring fees and the acquisition expense allowance discussed below) during 1995, 1994 and 1993, respectively.

The purchase price of the equipment acquired from AFG is equal to the lesser of the adjusted cost of the equipment or the appraised value of the equipment at the time of its acquisition by the Partnership. The adjusted cost of the equipment is equal to the price paid by AFG, plus the cost of an appraisal, AFG's cost of interim financing for the equipment and any taxes paid by AFG, less certain interim rentals received by AFG with respect to the equipment.

ACQUISITION FEE The Managing General Partner, or its affiliates, receives a fee equal to (i) 2.25% of the purchase price of equipment purchased with net offering proceeds from the sale of Units, and (ii) 3.0% of the purchase price of equipment purchased with reinvested Partnership income as compensation for evaluating, selecting, negotiating and consummating the acquisition of the equipment. There is no acquisition fee payable with respect to the equipment purchased with the Class B Limited Partner's cash contributions. The Managing General Partner, or its affiliates, earned $135,683, $184,562 and $242,112 of acquisition fees attributable to the acquisition of equipment during 1995, 1994 and 1993, respectively.

NON-ACCOUNTABLE ACQUISITION EXPENSE ALLOWANCE AFG, an affiliate of the Managing General Partner, received $1,720 and $7,611 as a reimbursement of expenses incurred in connection with the acquisition of equipment purchased with the Class B Limited Partner's cash contributions during 1994 and 1993, respectively. No such allowance was paid or accrued in 1995.

STRUCTURING FEE The Administrative General Partner received a fee of 0.7% of the purchase price of equipment purchased with net offering proceeds as compensation for evaluation and advisory services relating to acquisition of equipment and the approval of all equipment acquisitions. Structuring fees of $11,335 and $50,158 were paid during 1994 and 1993, respectively. No such fee was paid or accrued in 1995.

MANAGEMENT FEES The General Partners receive a monthly fee in an amount equal to 2.0% of gross rentals for Full Payout Leases, as defined in the Partnership Agreement (in general, leases for which rent due over the non-cancelable lease term exceeds the Partnership's cost of the equipment), and 5.0% of gross rentals for other leases (payable 66.67% to the Managing General Partner and 33.33% to the Administrative General Partner) as compensation for services rendered in connection with the management of the equipment. Management fees of $345,314, $353,700 and $264,405 were earned by the General Partners with regard to the rentals earned by the Partnership during 1995, 1994 and 1993, respectively.

DISPOSITION FEES The General Partners are entitled to receive a subordinated disposition fee in an amount equal to the lesser of (i) 50.0% of the fee that would be charged by an unaffiliated party, or (ii) 3.0% of the gross contract price relating to each sale of equipment (payable 50.0% to the Managing General Partner and 50.0% to the Administrative General Partner) as compensation for negotiating and consummating sales of equipment. Subordinated disposition fees aggregating $40,877 are payable to the General Partners at December 31, 1995 of which $23,846, $7,559 and $9,472 were incurred in 1995, 1994 and 1993, respectively. These fees, which were charged to operations, are not currently payable since their payment is subordinated to the Class A Limited Partners having received cash distributions equal to their capital contributions, plus an 8.0% annual cumulative return (as defined in the Partnership Agreement).

ACCOUNTABLE GENERAL AND ADMINISTRATIVE EXPENSES The General Partners are entitled to reimbursement of certain expenses paid on behalf of the Partnership which are incurred in connection with the Partnership's operations. There were no such reimbursable expenses during 1995, 1994 and 1993.


                                   SEVENTEEN

                        PW PREFERRED YIELD FUND II, L.P.


6. RECONCILIATION TO INCOME TAX METHOD OF ACCOUNTING

The following is a reconciliation of the net income as shown in the accompanying financial statements to the taxable income reported for federal income tax purposes:

                                       1995               1994               1993
- ---------------------------------------------------------------------------------
Net income per financial
statements                      $   683,531        $ 1,247,403        $ 1,050,148
Increase (decrease)
   resulting from:
     Provisions for
       equipment
       impairment                   716,000            100,000               --
     Provisions for bad
       debt                          75,000               --                 --
     Depreciation                  (484,722)          (100,048)          (928,423)
     Gain on sale of
       equipment &
       other                       (214,107)            29,080              7,136
     Deferred rental
       income                      (149,701)           (14,986)           256,277
     Subordinated
       disposition fee
       payable                      (40,877)            18,066             16,972
- ---------------------------------------------------------------------------------
Taxable income per
federal income tax return       $   585,124        $ 1,279,515        $   402,110
- ---------------------------------------------------------------------------------

The following is a reconciliation of the Partnership's net assets as shown in the accompanying financial statements to the tax bases of the Partnership's net assets:

                                              1995                1994
- ----------------------------------------------------------------------
Net assets per financial
   statements                         $ 20,221,343        $ 23,011,518
Increase (decrease) resulting
   from:
     Commissions and
       expenses paid in
       connection with the
       sale of Class A Limited
       Partner Units                     3,260,594           3,260,594
     Distributions payable to
       partners                            319,084             319,084
     Deferred rental income                133,476             283,177
     Accumulated depreciation           (1,756,676)         (1,125,564)
     Allowance for equipment
       impairment and allowance
       for doubtful accounts               643,737             100,000
     Other                                 202,477              63,810
- ----------------------------------------------------------------------
     Tax bases of net assets          $ 23,024,035        $ 25,912,619
- ----------------------------------------------------------------------

7.   PARTNERSHIP EQUITY

The Partnership had its final admission of Class A Limited Partners on July 26, 1994, accepting subscriptions for 857 Units totaling $428,500, at which time the offering terminated. In total the offering generated proceeds aggregating $27,013,500 for the sale of 54,027 Units. The Class B Limited Partner contributed an aggregate of $3,285,377 in connection with the offering. The General Partners also contributed $1,000 to the Partnership.

8. FAIR VALUE OF FINANCIAL INSTRUMENTS

SFAS No. 107, "Disclosures about Fair Value of Financial Instruments," ("SFAS No. 107") requires disclosure of fair value of certain financial instruments, whether or not reported on the balance sheet. SFAS No. 107 excludes certain items from its disclosure requirements such as the Partnership's equipment subject to operating leases.

The methods and assumptions used to estimate the fair value of each class of the financial instruments are described below.

CASH EQUIVALENTS. For cash equivalents, the carrying value approximates fair value.

RENTS AND OTHER RECEIVABLES, NET. For accounts receivable net, the carrying value approximates fair value.

LIABILITIES, INCLUDING DISTRIBUTIONS PAYABLE TO PARTNERS AND DEFERRED INCOME. For liabilities, the carrying value approximates fair value.

9. SUBSEQUENT EVENTS

a.  AFG AGREEMENT

On January 1, 1995, AFG entered into a series of agreements with PLM International, Inc., a Delaware corporation headquartered in San Francisco, California ("PLM"), whereby PLM would: (i) purchase in multi-step transactions, certain of AFG's assets and (ii) provide accounting, asset management and investor services to AFG and certain of AFG's affiliates, including the Partnership and all other equipment leasing programs managed by AFG (the "Investment Programs").

On January 3, 1996, AFG and PLM executed an amendment to the 1995 agreements whereby PLM purchased: (i) AFG's lease origination business and associated contracts, (ii) the rights to the name "American Finance Group" and associated logo, and (iii) certain furniture, fixtures and computer software. Effective January 1, 1996, PLM hired AFG's marketing force and certain other support personnel in connection with the transaction and relinquished its responsibilities under the 1995 agreements to provide accounting, asset management and investor services to AFG, its affiliates and the Investment Programs after December 31, 1995. Accordingly, AFG and its affiliates retain ownership and control and all authority and rights with respect to each of the general partners or managing

                                    EIGHTEEN

                        PW PREFERRED YIELD FUND II, L.P.


trustees of the Investment Programs; and AFG, as Manager, will continue to provide asset management services to the Partnership.

Pursuant to the 1996 amendment to the 1995 agreements, AFG and certain of its affiliates agreed not to compete with the lease origination business sold to PLM for a period of five years. AFG reserved the right to satisfy all equipment needs of the Partnership and all other Investment Programs and reserved certain other rights not material to the Partnership. AFG also agreed to change its name, except where it is used in connection with the Investment Programs. AFG's management considers the amendment to the 1995 agreements to be in the best interests of AFG and the Partnership.

b. LEGAL MATTERS

In November 1994, a series of purported class actions (the "New York Limited Partnership Actions") were filed in the United States District Court for the Southern District of New York concerning PaineWebber Incorporated sale and sponsorship of various limited partnership investments, including those offered by the Partnership. The lawsuits were brought against PaineWebber Incorporated and Paine Webber Group, Inc. (together, "PaineWebber"), among others, by allegedly dissatisfied partnership investors. In March 1995, after the actions were consolidated under the title In re: PaineWebber Limited Partnerships Litigation, the plaintiffs amended their complaint to assert claims against a variety of other defendants, including the Administrative General Partner of the Partnership.

The amended complaint in the New York Limited Partnership Actions alleged that, in connection with the sale of interests in the Partnership, PaineWebber and the Administrative General Partner (1) failed to provide adequate disclosure of the risks involved with the Partnership; (2) made false and misleading representations about the safety of the investments and the Partnership's anticipated performance; and (3) marketed the Partnership to investors for whom such investments were not suitable. The plaintiffs also alleged that following the sale of the Partnership, PaineWebber and the Administrative General Partner misrepresented financial information about the Partnership's value and performance. The amended complaint alleged that PaineWebber and the Administrative General Partner violated the Racketeer Influenced and Corrupt Organizations Act ("RICO") and the federal securities laws. The plaintiffs sought unspecified damages, including reimbursement for all sums invested by them in the Partnership, as well as disgorgement of all fees and other income derived by PaineWebber from the Partnership. In addition, the plaintiffs also sought treble damages under RICO.

On May 30, 1995, the US District Court certified class action treatment of the plaintiffs' claims in the class action entitled, In re: PaineWebber Limited Partnerships Litigation.

In January 1996, PaineWebber signed a memorandum of understanding with the plaintiffs in the class action outlining the terms under which the parties have agreed to settle the case. Pursuant to that memorandum of understanding, PaineWebber irrevocably deposited $125 million into an escrow fund under the supervision of the United States District Court for the Southern District of New York to be used to resolve the litigation in accordance with a definitive settlement agreement and a plan of allocation, which the parties expect to submit to the court for its consideration and approval within the next several months. Until a definitive settlement and plan of allocation is approved by the court, there can be no assurance what, if any, payment or non-monetary benefits will be made available to unitholders in the Partnership.

In February 1996, approximately 150 plaintiffs filed an action entitled Abbate
v. PaineWebber, Inc. in Sacramento, California Superior Court against PaineWebber Incorporated and various affiliated entities concerning the plaintiff's purchases of various limited partnership interests. The complaint alleges, among other things, that PaineWebber and its related entities committed fraud and misrepresentation and breached fiduciary duties allegedly owed to the plaintiffs by selling or promoting limited partnership investments that were unsuitable for the plaintiffs and by overstating the benefits, understating the risks and failing to state material facts concerning the investments. The complaint seeks compensatory damages of $15 million plus punitive damages.

Under certain limited circumstances, pursuant to the Partnership Agreement and other contractual obligations, PaineWebber and certain affiliates including the Administrative General Partner could be entitled to indemnification from the Partnership for expenses and liabilities in connection with this litigation. The General Partners are unable to determine the impact, if any, that these actions will have on the Partnership's financial statements, taken as a whole.


                                    NINETEEN

                        PW PREFERRED YIELD FUND II, L.P.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To the Partners of PW Preferred Yield Fund II, L.P.:

We have audited the accompanying balance sheets of PW Preferred Yield Fund II, L.P. (a Delaware limited partnership), as of December 31, 1995 and 1994, and the related statements of income, partners' equity and cash flows for the years ended December 31, 1995, 1994 and 1993. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain a reasonable assurance about whether the financial statements are free from material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of PW Preferred Yield Fund II, L.P. as of December 31, 1995 and 1994 and the results of its operations and its cash flows for the years ended December 31, 1995, 1994 and 1993, in conformity with generally accepted accounting principles.



ARTHUR ANDERSEN L.L.P.
New York, New York
March 8, 1996

                                     TWENTY

                        PW PREFERRED YIELD FUND II, L.P.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS


LIQUIDITY AND CAPITAL RESOURCES

Upon formation of the Partnership, the General Partners each contributed $500 to the capital of the Partnership. On September 10, 1992, the Partnership commenced a "best efforts" offering of 200,000 Units at $500 per Unit ($100,000,000).

The Partnership had its final admission of Class A Limited Partners on July 26, 1994 receiving gross proceeds of $428,500 from the sale of 857 units. In total, the Partnership received gross offering proceeds of $27,013,500 from the sale of 54,027 Units, of which $1,895,500 was received during 1994, $8,314,500 was received during 1993 and $16,803,500 was received during 1992. The Partnership incurred $3,260,594 of aggregate sales commissions and other offering expenses in connection with the sale of these Units, thus receiving $23,752,906 of net offering proceeds.

The Class B Limited Partner was required to contribute cash to the Partnership in an amount equal to 12.5% of the aggregate purchase price of the equipment purchased with the offering proceeds received from the sale of Units and the cash contributed by the Class B Limited Partner. The Class B Limited Partner contributed $231,098, $1,022,543 and $2,031,736 during 1994, 1993 and 1992, respectively.

The Partnership conducted no activities and recognized no profits or losses prior to the initial closing for the sale of Units on November 16, 1992, then at this time the Partnership commenced operations. The Partnership purchased portions of its equipment portfolio following each of the six closings for the sale of Units, which were held during 1994, 1993 and 1992 and additional equipment pursuant to the reinvestment program. The Partnership used the contributed capital from Class A and Class B investors to purchase a total of $1,898,275, $8,415,175 and $16,689,014 of equipment during 1994, 1993 and 1992, respectively (not including equipment purchased pursuant to the Partnership's reinvestment program) and the balance of $35,819 was retained as working capital.

The Partnership commenced its equipment reinvestment phase during 1993 by investing excess cash flows available after the payment of the distributions to the partners in additional equipment. As of December 31, 1995, equipment purchased pursuant to the reinvestment program totaled $12,460,748 of which $4,658,439 was acquired in the year ended December 31, 1995. At December 31, 1995, the Partnership had approximately $785,000 of cash flow from operations and sales of equipment in excess of distributions and accrued distributions which is available for reinvestment in additional equipment. Additional equipment will be purchased pursuant to the reinvestment program during 1996 and in future years during the reinvestment period (which will end in either 1999 or 2000, at the General Partners' discretion).

The Partnership invests working capital and cash flow from operations prior to its distribution to the partners or its reinvestment in additional equipment in short-term, highly liquid investments. These investments are primarily short-term commercial paper issued by large domestic corporations. At March 1, 1996, the Partnership's cash of approximately $1.6 million was primarily invested in commercial paper.

During 1995, 1994 and 1993, the Partnership declared distributions of cash flow received from operations and sales in the amount of $3,473,706, $3,436,536 and $2,799,669 respectively. All distributions to the Class A Limited Partners represent an annualized distribution rate of 11% of their contributed capital and all distributions to the Class B Limited Partner represent an annualized distribution rate of 10% of its contributed capital.

Distributions may be characterized for tax, accounting and economic purposes as a return of capital, a return on capital or both. The portion of each cash distribution by a partnership, which exceeds its net income for the fiscal period, may be deemed a return of capital. Based upon the amount of net income reported by the Partnership for accounting purposes, approximately 94%, 75% and 72% of the 11% cash distributions to the Class A Limited Partners for the years ended December 31, 1995, 1994, and 1993, respectively, constituted a return of capital. However, the total actual return on capital over a leasing partnership's life can only be determined upon termination of a partnership after all residual cash flows (which include proceeds from the re-leasing and sale of equipment after initial lease terms expire) have been realized.

The General Partners believe that the Partnership will generate sufficient cash flow from operations during 1996 to enable the Partnership to meet current operating requirements, to continue to fund cash distributions to the Class A Limited Partners at an annualized rate of 11% on their capital contributions and to the Class B Limited Partner at an annualized rate of 10% on its capital contributions (substantial portions of which will constitute returns of capital) and to provide excess cash for reinvestment in additional leased equipment.

LITIGATION

In November 1994, a series of purported class actions (the "New York Limited Partnership Actions") were filed in the United States District Court for the Southern District of New York concerning PaineWebber Incorporated sale and sponsorship of various limited partnership investments, including those offered by the Partnership. The lawsuits were brought against PaineWebber Incorporated and Paine Webber Group, Inc. (together, "PaineWebber"), among others, by allegedly dissatisfied partnership investors. In March 1995, after the actions were consolidated under the title In re: PaineWebber

                                   TEWNTY-ONE
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                        PW PREFERRED YIELD FUND II, L.P.


Limited Partnerships Litigation, the plaintiffs amended their complaint to assert claims against a variety of other defendants, including General Equipment Management II, Inc., an affiliate of PaineWebber and the Administrative General Partner in the Partnership ("Administrative General Partner").

The amended complaint in the New York Limited Partnership Actions alleged that, in connection with the sale of interests in the Partnership, PaineWebber and the Administrative General Partner (1) failed to provide adequate disclosure of the risks involved with the Partnership; (2) made false and misleading representations about the safety of the investments and the Partnership's anticipated performance; and (3) marketed the Partnership to investors for whom such investments were not suitable. The plaintiffs also alleged that following the sale of the Partnership, PaineWebber and the Administrative General Partner misrepresented financial information about the Partner-ship's value and performance. The amended complaint alleged that PaineWebber and the Administrative General Partner violated the Racketeer Influenced and Corrupt Organizations Act ("RICO") and the federal securities laws. The plaintiffs sought unspecified damages, including reimbursement for all sums invested by them in the Partnership, as well as disgorgement of all fees and other income derived by PaineWebber from the Partnership. In addition, the plaintiffs also sought treble damages under RICO.

On May 30, 1995, the US District Court certified class action treatment of the plaintiffs' claims in the class action entitled, In re: PaineWebber Limited Partnerships Litigation.

In January 1996, PaineWebber signed a memorandum of understanding with the plaintiffs in the class action outlining the terms under which the parties have agreed to settle the case. Pursuant to that memorandum of understanding, PaineWebber irrevocably deposited $125 million into an escrow fund under the supervision of the United States District Court for the Southern District of New York to be used to resolve the litigation in accordance with a definitive settlement agreement and a plan of allocation, which the parties expect to submit to the court for its consideration and approval within the next several months. Until a definitive settlement and plan of allocation is approved by the court, there can be no assurance what, if any, payment or non-monetary benefits will be made available to unitholders in the Partnership.

In February 1996, approximately 150 plaintiffs filed an action entitled Abbate
v. PaineWebber, Inc. in Sacramento, California Superior Court against PaineWebber Incorporated and various affiliated entities concerning the plaintiff's purchases of various limited partnership interests. The complaint alleges, among other things, that PaineWebber and its related entities committed fraud and misrepresentation and breached fiduciary duties allegedly owed to the plaintiffs by selling or promoting limited partnership investments that were unsuitable for the plaintiffs and by overstating the benefits, understating the risks and failing to state material facts concerning the investments. The complaint seeks compensatory damages of $15 million plus punitive damages.

Under certain limited circumstances, pursuant to the Partnership Agreement and other contractual obligations, PaineWebber and certain affiliates including the Administra-tive General Partner could be entitled to indemnification from the Partnership for expenses and liabilities in connection with this litigation. The General Partners are unable to determine the impact, if any, that these actions will have on the Partnership's financial statements, taken as a whole.

IMPACT OF FUTURE ADOPTION OF RECENTLY ISSUED ACCOUNTING STANDARDS

The Financial Accounting Standards Board recently issued FASB 121, "Accounting for the Impairment of Long-lived Assets and Long-lived Assets to be Disposed of" ("FAS 121"). FAS 121 requires companies to review their long-lived assets, such as the Partnership's leased equipment, and certain identifiable intangibles for impairment whenever events and changes in circumstances indicate that the carrying value of a long-lived asset may not be recoverable. The Partnership will be required to adopt the provisions of FAS 121 as of January 1996. The Partnership believes that based upon current operations and current methods used to evaluate declines in market value, the future adoption of FAS 121 will not have a material impact on the Partnership's financial position or results of operations.

RESULTS OF OPERATIONS

1995 COMPARED TO 1994

The Partnership reported net income of $683,531 for the year ended December 31, 1995 ("1995 Period") as compared to net income of $1,247,403 for the year ended December 31, 1994 ("1994 Period").

The principal reasons for the decrease in net income in the 1995 Period as compared to the 1994 Period were the provisions for equipment impairment and the provision for bad debt provided during the 1995 Period, which exceeded the amount provided in the 1994 Period.

Rental income decreased by $47,613, or approximately 1%, in the 1995 Period as compared to the 1994 Period, principally because the rents generated in the 1995 Period by equipment purchased subsequent to the 1994 Period was more than offset by equipment whose leases expired subsequent to the 1994 Period and which were either sold, renewed at lower rates or returned.

                                   TWENTY-TWO

                        PW PREFERRED YIELD FUND II, L.P.

Interest income increased substantially, in the amount of $66,370 in the 1995 Period as compared to the 1994 Period due to an increase in funds available for reinvestment. These funds are invested in short-term, highly liquid investments until utilized to purchase additional equipment.

Depreciation and amortization expense decreased by $183,890, or approximately 3%, in the 1995 Period compared to the 1994 Period. These variances were consistent with the variances in rental income as well as the related estimated useful lives of equipment subject to leases in the respective periods.

Management fees and subordinated disposition fees increased by $7,901, or approximately 2%, in the 1995 Period. Disposition fees incurred in the 1995 Period totaled $23,846 as compared to $7,559 in the 1994 Period. Management fees decreased by $8,386 or 2% in the 1995 Period as compared to the 1994 Period which is consistent with the equipment leases in place and their related fee structures and rental income recognized.

General and administrative expenses increased by $16,799, or approximately 20%, in the 1995 Period as compared to the 1994 Period which was the result of certain first quarter 1995 administrative costs reflected in the 1995 Period.

RESULTS OF OPERATIONS

1994 COMPARED TO 1993

Net income was $1,247,403 for the year ended December 31, 1994 ("1994") as compared to $1,050,148 for the Partnership's first full year of operations which ended December 31, 1993 ("1993"). Substantially all of the Partnership's revenue was generated from the leasing of the equipment to unaffiliated third parties under triple net leases that were in effect at the time the equipment was acquired by the Partnership. The balance of the Partnership's revenue consisted of interest income from temporary investments and losses and gains from the sale of equipment.

The Partnership's rental revenue increased by 36% during 1994 as compared to 1993. The principal reason for the increase was the continued acquisition of leased equipment during 1994. During 1994, contributed capital was used to acquire equipment with purchase prices aggregating $1,898,275 and cash generated from operations in excess of distribution requirements was utilized to buy equipment pursuant to the reinvestment program with purchase prices aggregating $5,027,804. Further, because $11,188,939 of leased equipment was acquired throughout 1993, 1994 was the first full year of operations for such equipment.

Management and disposition fees increased by approximately 32% in 1994 as compared to 1993. Management fees increased due to the increase in rental revenue, upon which such fees are based. Disposition fees (which remain unpaid), which payment is subordinated to the receipt of an 8% annual cumulative return as defined (the "Partnership Agreement") by the Class A Limited Partners, decreased slightly because proceeds from sales decreased in 1994 as compared to 1993. Depreciation expenses increased by approximately 37% in 1994 as compared to 1993. Such increase was consistent with the increase in rental revenue based upon when equipment was put into service.

General and administrative expenses increased by 29% in 1994 as compared to 1993, which was consistent with the increase in level of activity. Investor relations and transfer fees, which are a significant part of such expenses, increased based on the increase in the investor base and the full year effect of last year's increases.

INFLATION AND CHANGING PRICES

Inflation has not had any material impact on the operations or financial condition of the Partnership from inception through December 31, 1995. However, inflation and changing prices, in addition to other factors, may affect subsequent leasing rates and the eventual selling price of the Partnership's equipment.

                                  TWENTY-THREE

                        PW PREFERRED YIELD FUND II, L.P.

                              PARTNERSHIP DIRECTORY

                        PW Preferred Yield Fund II, L.P.
                              --------------------
                             2424 South 130th Circle
                           Omaha, Nebraska 68144-2596
                                 (800) 877-2394

                            MANAGING GENERAL PARTNER
                              --------------------
                     Pembroke Financial Limited Partnership

                         ADMINISTRATIVE GENERAL PARTNER
                              --------------------
                      General Equipment Management II, Inc.

                         INDEPENDENT PUBLIC ACCOUNTANTS
                              --------------------
                             Arthur Andersen L.L.P.
                               New York, New York

                                  LEGAL COUNSEL
                              --------------------
                                 Peabody & Brown
                              Boston, Massachusetts

                                 TRANSFER AGENT
                              --------------------
                            Service Data Corporation
                                 Omaha, Nebraska

                             Form 10-K Availability
                              --------------------
                  A copy of the Annual Report on Form 10-K, as
                     filed with the Securities and Exchange
                   Commission,will be furnished without charge
                    to Class A limited partners upon request.





                                   TWENTY-FOUR
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PW PREFERRED YIELD FUND II, L.P.                                 ---------------
                                                                    BULK RATE
2424 South 130th Circle                                            U.S. POSTAGE
Omaha Nebrasks 68144-2596                                              PAID
(800) 877-2394                                                   L.I. CITY. N.Y.
                                                                   PERMIT #198
                                                                 ---------------